Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACTS:
Ken Gosnell	North America: Thomas Hushen
(856) 342-6081	(856) 342-5227
Ken_Gosnell@campbellsoup.com	Thomas_Hushen@campbellsoup.com

International: Renee McCarthy
+61 2 8767 7516
Renee_McCarthy@arnotts.com

CAMPBELL AND KKR SIGN DEFINITIVE AGREEMENT FOR SALE OF ARNOTT’S AND CERTAIN OF CAMPBELL’S INTERNATIONAL OPERATIONS FOR $2.2 BILLION

Campbell Sells International Portfolio, Including Kelsen Group, for $2.5 Billion

Total Expected Net Proceeds of Approximately $3 Billion from Divestitures of Campbell International and Campbell Fresh

Intends to Use All Proceeds to Reduce Debt

CAMDEN, N.J., Aug. 2, 2019—Campbell Soup Company (NYSE: CPB) announced today that it has signed a definitive agreement for the sale of Arnott’s and certain of Campbell’s International operations to KKR (NYSE: KKR), a leading global investment firm, for $2.2 billion in cash, subject to customary purchase price adjustments. Combined with the previously disclosed sale of Kelsen Group, Campbell has announced the sale of its entire Campbell International division for an aggregate price of $2.5 billion.

Acquired by Campbell in 1997, Arnott's is one of Australia's most iconic brands. Arnott’s regional headquarters are based in Sydney with operations in Western Sydney, Brisbane, Adelaide and Bekasi, Indonesia. Campbell’s International operations include Campbell’s simple meals businesses in Australia, Malaysia, Hong Kong and Japan, and manufacturing in Australia and Malaysia. Arnott’s and Campbell’s International operations had combined net sales of approximately $885 million in the latest 12 months and employ approximately 3,800 people.

Mark Clouse, Campbell’s President and CEO, said, “This was a thorough and complex process in which we considered many options. Our approach has resulted in agreements that we believe generate the greatest value from our international assets. By applying almost $3 billion of divestiture net proceeds to reduce debt, Campbell’s balance sheet will be stronger and capable of supporting our plan to grow our focused and differentiated portfolio."

Under the terms of the agreement, Campbell and KKR will enter into a long-term licensing arrangement for the exclusive rights to use certain Campbell brands, including Campbell's, Swanson, V8, Prego, Chunky and Campbell's Real Stock, in Australia, New Zealand, Malaysia and other select markets in Asia, Europe, the Middle East and Africa.

In August 2018, Campbell announced it would divest Campbell International and Campbell Fresh to focus the company on its core North American businesses and reduce debt. The company completed the divestiture of its Campbell Fresh operations in June 2019, generating proceeds of approximately $565 million. The sale of Campbell International, including the recently announced sale of Kelsen Group to a Ferrero affiliated company for $300 million, is expected to generate proceeds of approximately $2.5 billion. Campbell will use the expected aggregate net proceeds of $3 billion to reduce the company’s debt.

Closing for Arnott’s and Campbell’s International operations, as well as Kelsen Group, is expected in the first half of fiscal 2020.

Campbell was advised by Centerview Partners, Goldman Sachs, Weil, Gotshal & Manges LLP and King & Wood Mallesons.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

About KKR
KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect Campbell’s current expectations about the impact of its future plans and performance on Campbell’s business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause Campbell’s actual results to vary materially from those anticipated or expressed in any forward-looking statement are described in Campbell’s most recent Form 10-K and subsequent Securities and Exchange Commission filings, and include the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; and Campbell’s indebtedness and ability to pay such indebtedness. Campbell disclaims any obligation or intent to update the forward-looking statements to reflect events or circumstances after the date of this release.

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